Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,824,000	$385.19

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated November 7, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

Equity Index Underlying Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Yield Notes

}	$2,824,000 Autocallable Yield Notes linked to a reference asset consisting of the Russell 2000® Index and the iShares® MSCI EAFE Index Fund
}	12-month term
}	Annualized quarterly coupons of 6.40% per annum
}	Contingent return of principal
}	If the notes are not called and a Trigger Event occurs, the return on the notes is linked to the performance of the least performing underlying
}	Callable quarterly
}	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$2,824,000	$42,360	$2,781,640

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.60% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.10% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

12-Month Autocallable Yield Notes

This pricing supplement relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement, or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of one index and one index fund (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Russell 2000® Index (“RTY”) (the “index”) and the iShares® MSCI EAFE Index Fund (“EFA”) (the “index fund”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	November 7, 2012
Pricing Date:	November 7, 2012
Settlement Date:	November 13, 2012
Final Valuation Date:	November 7, 2013, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	November 13, 2013, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Value of each Underlying is at or above its Initial Value on any Call Observation Date. If the Notes are automatically called, they will be redeemed on the corresponding Coupon Payment Date, per $1,000 Principal Amount of Notes, at 100% of their Principal Amount together with any unpaid coupon payment.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value:

If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows:

▶ If a Trigger Event does not occur, 100% of the Principal Amount.

▶ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, an amount equal to 100% of the Principal Amount.

▶ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Value of any Underlying is below its Trigger Value on any trading day during the Observation Period.
Trigger Value:	For each Underlying, 70% of the Initial Value of such Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.
PS-2

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Observation Periods” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Observation Dates:	February 8, 2013, May 8, 2013, August 8, 2013 and November 7, 2013 (the Final Valuation Date). The Call Observation Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Annual Coupon Rate (paid quarterly):	6.40% per annum.
Coupon Payment Dates:	February 13, 2013, May 13, 2013, August 13, 2013 and November 13, 2013 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	804.52 with respect to the RTY and $53.26 with respect to the EFA, in each case the Official Closing Value of the relevant Underlying on the Pricing Date.
Final Value:	The Official Closing Value of the relevant Underlying on the Final Valuation Date.
Official Closing Value:	With respect to each Underlying, the Official Closing Value on any trading day for such Underlying will be the closing level or closing price, as applicable, of the Underlying as determined by the calculation agent as described under “Payment on the Notes — Official Closing Value” on page PS-5 below.
CUSIP/ISIN:	40432X2Z3/US40432X2Z31
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, the Equity Index Underlying Supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm
}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its Initial Value on any Call Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus the final coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, an amount equal to 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

PS-4

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The Coupon Payment Dates are February 13, 2013, May 13, 2013, August 13, 2013 and November 13, 2013 (which is also the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes – Interest and Principal Payments – Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

The Annual Coupon Rate is 6.40% per annum.

Official Closing Value

With respect to each Underlying, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the following pages on the Bloomberg Professional® service: for RTY page “RTY <INDEX>” and for EFA, “EFA UP <EQUITY>”, and with respect to the EFA, adjusted by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement. With respect to any of the foregoing, if the value for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Observation Periods” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer and Reference Sponsor

With respect to RTY, the Russell Investment Group is the reference sponsor. With respect to EFA, BlackRock Investments, LLC is the reference issuer.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Value of each of the Underlyings will not decline by more than 30%, as compared to the Initial Value, at any time during the term of the Notes.
}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Initial Value.
}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are willing to be exposed to the possibility of early redemption.
}	You are willing to forgo distributions paid on the index fund or on the stocks comprising the index or the index fund included in the Reference Asset.
}	You are willing to hold the Notes to maturity.
}	You do not seek an investment for which there will be an active secondary market.
}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Value of one or both of the Underlyings will decline by more than 30%, as compared to the Initial Value, at any time during the term of the Notes.
}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.
}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are unwilling to be exposed to the possibility of early redemption.
}	You prefer to receive the distributions paid on the index fund or on the stocks comprising the index or the index fund included in the Reference Asset.
}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.
}	You seek an investment for which there will be an active secondary market.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, the accompanying Equity Index Underlying Supplement and the accompanying ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;
}	“— General risks related to Indices” in the Equity Index Underlying Supplement;
}	“— Small-Capitalization or Mid-Capitalization Companies Risk” in the Equity Index Underlying Supplement;
}	“— General risks related to Index Funds” in the ETF Underlying Supplement;
}	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which they Trade and to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement;
}	“— Risks Associated with Non-U.S. Companies” in the ETF Underlying Supplement;
}	“— Time differences between the Domestic and Foreign Markets and New York City may create discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement;
}	“— The Notes are Subject to Currency Exchange Risk” in the ETF Underlying Supplement; and
}	“— Even if our or our Affiliates’ Securities are held by an Index Fund, We or our Affiliates will not have any Obligation to Consider Your Interests” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose your entire initial investment.

The Notes do not guarantee return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the value of the Least Performing Underlying falls to zero. You may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the value of any of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupon payments. Under no circumstances, regardless of the extent to which the value of any Underlying appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of any of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial

PS-7

investment if the Final Return of the Least Performing Underlying is negative and a Trigger Event occurs, even if there is an increase in the value of the other Underlying. This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the values of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying of the two Underlyings to which the Notes are linked.

Changes that affect the Reference Asset may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer concerning additions, deletions and substitutions of the constituents comprising each Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the value of such Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of such Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of the relevant Underlying. Furthermore, the Index sponsor of the index underlying the index fund may suspend calculation or dissemination of the relevant index. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-8

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of any Underlying at any time during the Observation Period, including on a Call Observation Date or on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Least Performing Underlying’s Final Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000
}	Trigger Value:	70% of the Initial Value of each Underlying
}	Annual Coupon Rate(paid quarterly):	6.40% per annum.
}	The Notes are held until maturity and are not automatically called early.

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
90.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
80.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
70.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
60.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
50.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
40.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
30.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
20.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
10.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
0.00%	$64	$1,000	$1,064	6.40%	$64	$1,000	$1,064	6.40%
-10.00%	$64	$1,000	$1,064	6.40%	$64	$900	$964	-3.60%
-20.00%	$64	$1,000	$1,064	6.40%	$64	$800	$864	-13.60%
-25.00%	$64	$1,000	$1,064	6.40%	$64	$750	$814	-18.60%
-30.00%	$64	$1,000	$1,064	6.40%	$64	$700	$764	-23.60%
-40.00%	N/A	N/A	N/A	N/A	$64	$600	$664	-33.60%
-50.00%	N/A	N/A	N/A	N/A	$64	$500	$564	-43.60%
-60.00%	N/A	N/A	N/A	N/A	$64	$400	$464	-53.60%
-70.00%	N/A	N/A	N/A	N/A	$64	$300	$364	-63.60%
-80.00%	N/A	N/A	N/A	N/A	$64	$200	$264	-73.60%
-90.00%	N/A	N/A	N/A	N/A	$64	$100	$164	-83.60%
-100.00%	N/A	N/A	N/A	N/A	$64	$0	$64	-93.60%

1 The Official Closing Value of each Underlying never falls below its respective Trigger Value on any trading day during the Observation Period.

2 The Official Closing Value of either Underlying falls below its Trigger Value on any trading day during the Observation Period.

3 Assuming the Notes have been held to maturity, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $64, with coupon payments of $16 made on each Coupon Payment Date.

PS-9

Hypothetical Examples of the Final Settlement Value

The three examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000
}	Trigger Value:	70% of the Initial Value of each Underlying
}	Annual Coupon Rate (paid quarterly):	6.40% per annum.
}	Initial Value:	804.52 with respect to the RTY and $53.26 with respect to the EFA

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Coupon Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Least Performing Underlying will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs, even though the Least Performing Underlying never reaches or falls below its Trigger Value. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
RTY	804.52	442.49 (55% of Initial Value)	764.29 (95% of Initial Value)
EFA	$53.26	$50.60 (95% of Initial Value)	$42.61 (80% of Initial Value)

Since the Official Closing Value of RTY is below its Trigger Value during the Observation Period, a Trigger Event occurs. EFA is the Least Performing Underlying, even though its Official Closing Value never falls below its Trigger Value.

Therefore, the Final Return of the Least Performing Underlying =

    Final Value of EFA – Initial Value of EFA
Initial Value of EFA

= ($42.61 – $53.26) / $53.26= -20.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -20%) = $800.00

Therefore, with the total coupon payment of $64.00 over the term of the Notes, the total payment on the Notes is $864.00.

PS-10

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
RTY	804.52	724.07 (90% of Initial Value)	724.07 (90% of Initial Value)
EFA	$53.26	$45.27 (85% of Initial Value)	$45.27 (85% of Initial Value)

Since the Official Closing Value of each Underlying was not below its Trigger Value, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $64.00 over the term of the Notes, the total payment on the Notes is $1,064.00.

Example 3: The Notes are automatically called on the first Coupon Payment Date.

Underlying	Initial Value	Official Closing Value on the first Call Observation Date
RTY	804.52	900.00
EFA	$53.26	$55.00

Since the Official Closing Value of each Underlying was at or above its respective Initial Value, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value. Therefore, on the corresponding Coupon Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $16.00 owed to you on such date. As a result, on the corresponding Coupon Payment Date, you would be entitled to receive a total payment of $1,016.00. Once the Notes are automatically called, the Underlyings have no relevance in determining the payment owed to you on the corresponding Coupon Payment Date.

PS-11

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of September 30, 2012 were: Financial Services, Consumer Discretionary, Technology, Producer Durables and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from November 7, 2007 through November 7, 2012. The closing level for the RTY on November 7, 2012 was 804.52. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY during the Observation Period, including on a Call Observation Date or on the Final Valuation Date.

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the Underlying Index of the EFA. As of November 7, 2012, the MSCI EAFE Index consisted of the following 22 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” on page S-24 of the accompanying ETF Underlying Supplement.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from November 7, 2007 through November 7, 2012. The closing price for the EFA on November 7, 2012 was $53.26. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EFA during the Observation Period, including on a Call Observation Date or on the Final Valuation Date.

PS-12

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.60% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.10% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

PS-13

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  In the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, the following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement for U.S. federal income tax considerations applicable to non-contingent debt instruments.

As described in the prospectus supplement under “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 6.40% Annual Coupon Rate on the Notes among interest on the Deposit and Put Premium, 0.47 percent constitutes interest on the Deposit and 5.93 percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether the issuer of any stock owned by, or included in, one or more of the Underlyings of the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purpose. In the event that the issuer of any stock owned by, or included in, one or more of the Underlyings of the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by, or included in, the Underlyings of the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by, or included in, one or more of the Underlyings of the Reference Asset is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-14

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$2,824,000 Autocallable Yield Notes

November 7, 2012

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-9
Information Relating to the Reference Asset	PS-12
Events of Default and Acceleration	PS-13
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-14
Validity of the Notes	PS-14
Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60